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                            SCHEDULE 14A INFORMATION
                   PROXY STATEMENT PURSUANT TO SECTION 14(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934


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                               NETRO CORPORATION

                (Name of Registrant as Specified in its Charter)

                                C. ROBERT COATES
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    (Name of Person(s) Filing Proxy Statement if other than the Registrant)


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     3)     Filing Party: C. Robert Coates
     4)     Date Filed: July 12, 2002

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SOURCE:  C. Robert Coates

Netro's Directors Agree to Meet with C. Robert Coates to Hear his Proposal to Increase Netro's Share Price

LAKE FOREST, Il., July 12, 2002-- C. Robert Coates announced that Netro's directors have invited him to meet with or talk to two of the company's independent directors.

He said, "This is a very promising development. We only wish this meeting could have come months ago as we have repeatedly requested of the board. We will be working with Netro's CFO, Sanjay Khare, to coordinate this meeting. If necessary, I am prepared to get on a plane to meet with these directors as early as Monday morning".

"They've asked me for my agenda and a list of the discussion topics to be covered at the meeting."

"My first priority is to discuss with them my proposal to increase Netro's share prices to $3.50 or more both now and in the future. This could be achieved as early as next week by Netro's board announcing a self tender at $3.50 and a subsequent open market purchase of shares if the price ever again falls below $3.50."

We want to see Netro not only survive but prosper. Fortunately, there is no conflict between short term and long-term value maximization since the value of any company is the discounted value of future cash flows with by far the greatest weight given to near term cash flows."

"My second discussion topic with the directors is the firm's current business model. We've done extensive research on fixed wireless technology. What some shareholders still do not know is that Netro's current business model just won't work. Netro's management team needs to communicate to shareholders its own market research that shows that Airstar can never be sold at a profit. Technology is just moving too quickly. The key technology architects left the company in 1998 and Bungee failed in its catch up efforts. Airstar is basically older, higher priced technology. Netro must now pin its hopes on Project Angel and it needs to market and sell this product quickly before it finishes in last place in China."

"The self-tender and open market purchase program I am proposing to Netro's board of directors guarantees the greatest value to shareholders. It gives every shareholder the same opportunity to receive cash and to maintain the same ongoing proportional interest in the company. Some shareholders will choose to cash out at $3.50 a share. Others will choose to hold all of their shares for higher prices."

"Paradoxically, Netro's excess cash is a real obstacle to management making the right decisions and the company surviving. We've seen this over and over again in the tech sector as company after company burns through all their cash in an effort to realize their CEOs' unrealistic visions of the future".

"There's no shortage of cash even today for promising technologies and competitive business plans backed by competent managers. Even in the telecom business aggressive new competitors to Netro like Cambridge Broadband and Navini have raised the money they needed."

Netro shareholders can call Todd Martin at the Robert Coates Group with any comments, suggestions or questions. Todd can be reached at 1-800-295-0841, extension 210. Or they can e-mail us at tmartin@rcoates.com.

SOURCE:  C. Robert Coates